Exhibit 99.2

FISCAL 2014 SECOND-QUARTER CONFERENCE CALL TRANSCRIPT

FEBRUARY 13, 2014 / 05:00 PM EST

On February 13, 2014, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2014 second quarter, ended December 31, 2013.  The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. - VP IR

Susan DeVore Premier, Inc. - President & CEO

Craig McKasson Premier, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Mike Minchak  JPMorgan - Analyst

Robert Willoughby Bank of America Merrill Lynch - Analyst

Jamie Stockton Wells Fargo Securities - Analyst

Jeff Garro William Blair & Company - Analyst

Michael Cherny ISI - Analyst

PRESENTATION

Operator

Good afternoon and welcome to Premier, Inc.’s fiscal 2014 second quarter earnings conference call. As a reminder, this conference call is being recorded. The call will be archived and available via webcast on the Company’s website in the section entitled Investors.

(Operator Instructions)

It is now my pleasure to turn the conference call over to Jim Storey, Vice President Investor Relations.

Jim Storey - Premier, Inc. - VP IR

Thank you, Tommy, and hello, everyone, and welcome to Premier, Inc.’s fiscal 2014 second quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer, and Craig McKasson, Chief Financial Officer. Susan and Craig will review the second quarter performance and then discuss the outlook for the full year ending June 30, 2014, then we will open the call to questions.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available on the Investor Relations section of our website at www.premierinc.com. I also want to remind everyone that management’s remarks today contain certain forward-looking statements and that the actual results could differ materially from those projected.

These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures such as EBITDA, segmented-adjusted EBITDA, and adjusted fully distributed net income to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release. Now, let me turn the call over to Susan DeVore.

Susan DeVore - Premier, Inc. – President & CEO

Thanks, Jim, and thank you all for joining our call today to discuss our fiscal second quarter results. This was our first full quarter operating as a public company under our new structure. Our management team is very pleased with these results, which I believe demonstrate the numerous drivers of growth we have available to us as an organization, and position us well for the second half of our fiscal year and beyond. They are also in line with our expectations and in line with the guidance we issued in November for the full fiscal year.

Before we begin reviewing the quarter, I just want to call out a balance sheet adjustment that we made and reported in today’s press release. This relates to how we value our members’ ownership in Premier on our balance sheet, which we historically have recorded at book value, but now with our IPO completed we will be required to record at the greater of book value or fair value. Craig will give you some details on the accounting because it does impact some numbers on the balance sheet as well as the GAAP earnings per share amount, but I just wanted to touch on it quickly. This is a non-cash balance sheet adjustment, has no impact on how we report our pro forma earnings, and doesn’t reflect any change in our operating structure or our member relationships. So, let’s move on.

As many of you realize, our Company stands really at the center of this country’s massive rapidly evolving healthcare industry.  We believe we are helping lead the transformation by working on the inside of many of our leading health systems and collaborating together to drive solutions to the many cost, quality, safety and outcome improvement challenges that they face in this reform environment. Ours is a mutual success in that it drives actionable solutions for our members while at the same time generating growth for our Company and value for you, our shareholders.

So, on this quarter’s call and as part of our discussion of results, I want to talk more about these solutions and actions, how they are helping our members, and how they are driving our growth. Let’s start with the quarter’s financial highlights.

As you all know, our operations complement each other and they represent a broad set of solutions for our members. We report our financial results in two business segments, Supply Chain Services and Performance Services.

For clarity, I will be making comparisons between our second quarter ended December 31, 2013, and year-ago pro forma results, which have been adjusted to reflect the impact of our organization and IPO, which was completed on October 1. We believe that this treatment provides the most meaningful assessment of year-over-year performance.

I am very pleased to report that both segments delivered results in the quarter that were in line with expectations. Supply Chain Services delivered a 10% revenue gain from a year ago, while revenue for Performance Services increased 15%, combining to drive consolidated revenue to an 11% gain from last year. Adjusted EBITDA performance was likewise right on target. Supply Chain Services rose 5% and performance services climbed 29%, producing an 8% overall adjusted EBITDA gain from a year ago.

So, let’s look a little bit deeper into each reporting segment. Within Supply Chain Services, we experienced strong revenue growth from the direct sourcing and specialty pharmacy businesses, which are two of our newer growth investments. Combined, these businesses produced 38% top-line growth in the quarter from a year ago, and they now represent roughly one-third of our Supply Chain Services revenue. I think it is appropriate to spend a little bit more time discussing these new growth drivers.

We’ve seen strong uptake of our specialty pharmacy offering, which we put in place not to compete per se in the specialty pharmacy space, but to provide a solution for our members to help manage their high-cost, chronic populations after discharge from the hospital. Our specialty pharmacy offering allows members to private label these high-cost pharmaceuticals, and more importantly to keep track of their patients throughout their treatment regimen. It is a key step in preventing readmissions. And given our size and scale, we are able to provide this unique infrastructure and we are able to obtain critical limited and restricted access pharmaceuticals for our members, including now access to 108 restricted distribution drugs.

Moving to our direct sourcing business, it also demonstrates our objective of diversification within the healthcare supply chain, so that we can drive greater and greater savings to our members and top-line growth for us. We bought the direct sourcing company in response to pricing inefficiencies that our own analytics identified in several commodity product categories. This has been a particularly valuable solution for our members, driving 10% to 20% savings, and it is helping us to continue reducing total cost for our members while generating additional growth for us.

When we look at other second quarter contributors in our Supply Chain Services segment, we also experienced continuing growth in the Alternate Site GPO space. Alternate Site delivered gains in both purchasing volume and new members, including long-term care facilities, physician practices, ambulatory settings and non-healthcare sites like education. GPO net administrative fees were unchanged from a year ago, reflecting the typical lag time associated with the conversion of new members relative to the loss of volume from departed members who did not participate in the Company’s reorganization and IPO. I am pleased, particularly in light of the hospital utilization trends we touched on last quarter, and which are persisting, that we continue to experience good existing acute-care member volume in the quarter, which helped hold net admin fees steady. And we expect new member ramp ups to continue through the second half of the year, providing another driver of Supply Chain Services growth. So, as I said, second quarter revenue growth of 10% for Supply Chain Services was on target with expectations, and I believe we are well-positioned in this segment for the second half of the fiscal year.

Moving now to our Performance Services segment, revenue there grew at 15% in the quarter and EBITDA grew at almost 30%. We continue to see increased demand for our SaaS-based solutions, our advisory services, and our performance improvement collaboratives, as health systems are really searching for solutions that will help them prepare for the changing delivery and payment models, and particularly this shift towards population health management.

On that note, I’d like to spend a few minutes to discuss three very specific programs that are providing solutions while at the same time strengthening the collaborative, co-innovate relationship we enjoy with our members, and also generating growth for our Company.

First, as we expect to announce tomorrow, the Greater New York Hospital Association is expanding its partnership with Premier, leveraging our leadership in population health management services to implement new population health analytics and advisory service programs across its membership base. The Greater New York Hospital Association is our largest member owner, working with more than 300 hospitals and health systems in the northeast. And while they have been a longtime member of Premier group purchasing organization, this is a major step for the hospital association into the Performance Services side of our business. And I think it is an indication of the overall transformation occurring in healthcare.

This new partnership will focus on three interrelated areas. One is analytics for population health management, that will involve the installation of our PopulationAdvisor solution at participating Greater New York members who have risk-

based insurance agreements. The objective is to drive advanced insights on the cost and services use of defined patient populations.

The next is Advisory Services, wrap-around services for population health management, in which Premier will support a collaborative program of Greater New York Hospital Association member safety net hospitals, executing on ways to restructure their primary care and other services to better manage the health of defined populations.

And, third, is policy research for inpatient services. Using our combined databases and our combined deep experience, Greater New York Hospital Association and Premier will conduct a comprehensive study of the marginal cost of complications of care, such as treating hospital-acquired infections. Understanding the potential savings associated with activities to improve quality in patient safety is expected to help hospitals and policy makers alike prioritize those activities.

The second new program I want to discuss is our recent announcement related to the evolution of our PremierConnect platform and applications, which now include a data warehousing solution that we call PremierConnect Enterprise. As you know, PremierConnect is our data analytics platform and family of applications that support all of our businesses. We announced earlier this month the official launch of PremierConnect Enterprise. It’s a next-generation cloud-based enterprise data warehouse, provided as a software-as-a-service offering that we are making generally available to our members. Seven of our members have been working with us to incubate this capability over the past two years.

We believe that PremierConnect Enterprise will be unique solution in the industry to meet the needs of our providers as they strive to become information-driven enterprises. While many of our members have successfully implemented multiple solutions for their business intelligence and reporting needs, PremierConnect Enterprise is an end-to-end business intelligence platform and set of services that allow them to take the next step in acquiring and transforming data that is stored in the many transactional systems across the provider footprint.

The solution set in PremierConnect Enterprise includes five things. One, it is a cloud-based enterprise data warehouse and optimized storage of big data that scales and evolves quickly without a member having to expand their own resources. Two, it has an ability to acquire, standardize, transform, and integrate payer and provider-based data; that means clinical data, claims data, billing data, without a big investment on the part of the member. Third, it provides action-oriented analytics and predictive insights that are designed to manage the enterprise across the continuum of care. Four, a data alliance collaborative comes with it, and that is a national provider-led community developing and sharing knowledge and assets to address future requirements and needs. Lastly, it includes transformational services that build new competencies including operational and technical agility, and those can be very hard to hire.

Our initial members have shown early success with the offering and we have received strong interest from others in the member base. Most of our members are generally looking to implement data warehouses to, among other things, identify sources of revenue, of growth, of long-term value. They’re trying to align the focus on performance across their organizations, they’re all trying to reduce cost while improving outcomes, and they’re moving to understanding the risks of populations for whom they are accountable.

We believe PremierConnect Enterprise is different from other offerings in the market, given that it was designed by us in partnership with our members; it is truly vendor-agnostic, capable of including data from all vendors, cleaning it, normalizing it; it is payer-neutral, capable of receiving and using data from all payers; and it is scalable, accessible to our entire alliance and able to communicate with all of our members’ systems.

The third program I want to highlight focuses on our performance improvement collaboratives. As you will note, the performance improvement collaborative is part of each of the initiatives I just discussed. In fact, we believe one of our true differentiators is our collaboratives which have proven to be very successful. Premier collaboratives allow our members to address a common problem, figure out how to measure it, and then accelerate the speed and scale at which the problem gets addressed and solved. We have approximately 850 hospital members participating in at least one of our collaboratives.

Just earlier today, we provided the news media with an update on our QUEST collaborative, which stands for quality, efficiency, safety, and transparency. QUEST is the largest multi-dimensional and multi-year collaborative designed to help hospitals and health systems reliably deliver the most efficient, effective, and caring experience for patients on a consistent basis. Together, our QUEST hospitals transparently share their data. They define a common framework with consistent measures of top performance, something that has never existed before in healthcare.

So, having 350 hospitals working together to rethink the ways of providing care leads to breakthroughs that are implemented quickly and broadly and consistently. It fosters system-wide excellence and ensures that the progress gets locked in and made permanent.

So, this is how QUEST hospitals are collectively achieving big system-wide improvements. The data we share today shows that over the program’s first five-and-a-half years, QUEST participants reduced health care spending by nearly $11.65 billion. They prevented an estimated 136,000-plus deaths; over the program’s past three-and-a-half years prevented almost 18,000 instances of harm; and over the past two-and-a-half years prevented almost 41,000 readmissions, and that’s just some of the findings.

So, I highlight these three programs, our partnership with Greater New York, our PremierConnect Enterprise offering, and QUEST, because these examples define the essence of Premier, who we really are, why we are uniquely different and what we are striving to achieve.

We are working from the inside with our hospital partners to transform the way health care is delivered in the US. We’re all about reducing costs, improving quality, increasing efficiencies, reducing harm, and doing it across the entire healthcare continuum, and we’re doing it in partnership with our members through broad-based big data analytics that we are turning into actionable intelligence.

Overall, we are very happy with the trends we are seeing related to what I referred to before, our solutions in action, and taken individually, I think the results we have reported for our different revenue segments stand for themselves. Taken as a whole, I think you can see the real power of having a broad, diversified, integrated platform of solutions that complement each other and deepen our relationships with our members, and then scale the solutions to everybody else.

I also believe that this kind of progress drives greater revenue diversification. For our second quarter, revenue from GPO net administrative fees represented less than half of our total revenue for the first time, while at the same time we achieved our revenue and EBITDA targets. As we continue to innovate and build new solutions for our members across all of our platform, I believe this diversity of revenue drivers will increasingly benefit us.

Before I turn the call over to Craig, I want to spend a few moments on our acquisition strategy. As you know, one of the key reasons we went public was to provide capital necessary to invest in the applications and solutions that are necessary for our members to successfully meet the challenges of the changing industry. We’re doing it through acquisitions, through partnerships and through co-innovation with our members. We’ve got a very receptive member channel that allows us to test, to acquire, and to rapidly scale innovative solutions.

Last summer we acquired SYMMEDRx, it’s a contract management and data services company that assists our members in their efforts to lower their cost structure in the very high-cost area of physician preference. That’s a real challenge for our members. When we acquired SYMMEDRx, it was servicing 20 clients. As I mentioned on our last call, after just two months we had increased that number to 26, and had many more expressing interest. Today, we have a total of 39 members actively using our SYMMEDRx service, including 10 who are using it as part of a large cost reduction initiative. Overall, these engagements are targeting in excess of $60 million in cost reduction, and the pipeline of interest is still growing.

I will also point out, as a demonstration of our strong member relationships, SYMMEDRx was actually brought to our attention by a member who was using it and wanted to see it implemented across our platform. It is a great example of how we continue to work in partnership with our members to solve their problems.

At the end of October, we also acquired Meddius. Meddius is a data acquisition and integration-as-a-service company that spans multiple hospital transaction systems, including ERP, materials management, electronic health records, and patient accounting. Given our members’ growing need to acquire data from all of their transactional systems, including the expanding ambulatory assets, we acquired Meddius, which we were already using in our SafetyAdvisor product to automate our data acquisition process and power our performance services offerings. Meddius won’t have a significant standalone financial impact, but its real-time technology will be an incredibly important part of our plan to automate our data acquisition process across our core informatics SaaS-based products, as well as PremierConnect Enterprise. Integration of this company, Meddius, was substantially completed earlier this year.

So, our capital deployment strategy is occurring in a very deliberate and thoughtful way. We are actively and prudently seeking opportunities to put our capital to work. In terms of size and scale, we are very comfortable looking across the spectrum at companies both big and small in areas including alternate site, supply chain analytics and workflow, population health management, data acquisition and management, and ambulatory clinical integration, among others.

So, in summary, I think we are in a great position to continue partnering with our members and customers to innovate, to collaborate, to create new products and services that will be needed in the current healthcare system, and into the future in the dynamically changing health care system. As I mentioned, we think this is the right thing to do in today’s environment. These solutions will help generate cost savings and quality improvement among our members, and they will also represent a multitude of growth opportunities for Premier for years to come.

With that, I’d like to turn the call over to Craig McKasson, our Chief Financial Officer, to give you more detailed review of our financial results for the quarter.

Craig McKasson - Premier, Inc. - CFO

Thank you, Susan. I’ll plan to keep my comments brief, but I would like to start with a review of the balance sheet adjustment that Susan referenced. It might be useful for you to take a look at our balance sheet in the financial tables of our press release as I review.

As we have finalized the impact of the reorganization and IPO, given that this is our first filing in the post-IPO structure, we identified and reviewed with our independent auditors an update in the reporting of redeemable limited partners’ capital on our balance sheet.

In an organizational Up-C structure, we operate under the controlled company exception that allows for the majority of our board of directors to be comprised of executives from our member owners. Given this, we reflect the member owners’ capital account as redeemable limited partners’ capital in temporary equity, as opposed to permanent stockholders’ equity on the balance sheet, and, thus, you’ll see it depicted above our equity accounts. The redeemable limited partners’ capital balance and temporary equity is recorded at the greater of book value or the redemption amount per the limited partnership agreement prior to and subsequent to the reorganization and IPO. However, following the IPO, the member owners can now exchange their Class B common units that are eligible for exchange into cash or Class A common shares of stock, and the value of that is currently greater than the book value redemption amount that the limited partnership agreement provides.

As a result, we are reflecting a significant increase in redeemable limited partners’ capital at December 31, 2013, in the amount of $3.9 billion to reflect it at its redemption value, which is equal to the fair value of our Class A common stock based on the December 31, 2013 share price of $36.76. There is also a corresponding offset to additional paid-in capital and retained earnings, which creates an accumulated deficit on the balance sheet. As Susan indicated, this all represents non-cash activity and does not impact our operating performance.

We have also assessed this balance sheet treatment of temporary equity on the calculation of earnings per share for GAAP purposes. To clear any confusion that you may have, since our presentation of GAAP earnings per share does not have a direct crosswalk in our financial tables, I would like to point out that the adjustment to fair market value on our balance sheet is included as a negative adjustment to earnings in the numerator of our calculation of GAAP earnings per share.

Given our decision to report redeemable limited partners’ capital at the greater of book value or the redemption amount, we will be amending our first quarter 10-Q to reflect the updated pro forma balance sheet and updated pro forma GAAP EPS amount as of September 30, 2013. And we will also be including an updated pro forma balance sheet and updated pro forma GAAP earnings per share amount as of June 30, 2013, as ‘other information’ in our second-quarter 10-Q that we intend to file by the end of tomorrow.

On a prospective basis, since our balance sheet will reflect the redemption amount of redeemable limited partners’ capital, and that amount will be impacted by changes in the market value of our stock, our GAAP EPS will reflect any changes to this amount as well. Since we focus on pro forma adjusted fully distributed earnings per share, none of these prospective GAAP EPS calculations affect that reporting metric.

Now I would like to return to review of our second-quarter financial performance. What I will walk through for you are our comparisons of our current fiscal second-quarter results to last year’s results on a pro forma basis. The reconciliations with GAAP results are available in the press release we issued today and in our 10-Q filing with the SEC which, as I mentioned, we expect to file by the end of day tomorrow.

Net revenues for the quarter of $208.9 million are up 11% from year-ago pro forma numbers. These results are comprised of $150.9 million contribution from our Supply Chain Services business segment, which is up 10% year-over-year, and $58.0 million from performance services, up 15% over the prior year.

Adjusted EBITDA of $83.4 million represents an 8% increase from year-ago pro forma numbers, with Supply Chain Services adjusted EBITDA increasing 5% and Performance Services segment adjusted EBITDA up 29%. As discussed on our first-quarter conference call, we do expect our EBITDA growth to be back-end weighted in the fourth quarter to some extent as a result of additional expense incurred in the prior-year fourth quarter.

As Susan described, we have numerous drivers of top-line growth, and their relative contributions impact our consolidated margin profile due to our mix of products and services. That said, our first-half performance was very much as expected, and our outlook for second half of the fiscal year has not changed. We expect EBITDA performance of our Supply Chain Services segment to benefit as we begin to see the impact of cash collections from purchasing by our newer GPO members, resulting from their continued progression and conversion to our contract portfolio.

Looking at the bottom line, non-GAAP pro forma adjusted fully distributed net income totaled $43.3 million for the quarter, or $0.30 a share, compared with $41.9 million or $0.29 a share last year. As I have previously explained, because of our ownership structure, we provide what we call adjusted fully distributed net income, which represents net income adjusted for nonrecurring and non-cash items and then calculates income taxes assuming the entire company was a taxable C-corporation. It further calculates adjusted fully distributed earnings per share assuming all of the Company’s Class A and Class B common shares are held by the public and, therefore, included in the share count determination. This provides consistent comparability without the income and share variability that may result from ownership changes over time.

From a liquidity and balance sheet standpoint, for the first six months of fiscal 2014 we generated cash flow from operations of $195.7 million, an increase of $34.0 million from last year. As of December 31, 2013, we have cash, cash equivalents, and marketable securities of approximately $408.7 million at our disposal, and we currently have no amount outstanding on our credit facility. As most of you probably know, our business continues to produce strong cash flow, and we expect over 30% of our adjusted EBITDA to translate to free cash flow on an annual basis.

Capital expenditures for the first six months of the fiscal year totaled $26.0 million, an increase of 37% from the same period a year ago, and in line with our annual capital expenditure estimate of approximately $54.0 million. The increase in capital expenditures for this six-month period ended December 31, 2013, is mostly due to hardware and capitalized internally-developed software associated with the launch of PremierConnect enterprise, as well as other SaaS informatics products.

As Susan pointed out, we intend to deploy capital to invest in new technologies and capabilities to meet the increasing needs of our members. For the first half of fiscal 2014, we deployed approximately $37.0 million for the acquisitions of SYMMEDRx and Meddius, and we continue to work an active pipeline of potential capital deployment opportunities.

Turning to guidance, we are reiterating the fiscal 2014 full-year outlook we provided following our first-quarter results. The guidance assumes continued growth in our Performance Services segment, driven across our SaaS informatics products, advisory services, and performance improvement collaboratives. It also assumes steady and stable growth of our Supply Chain Services segment through the continued growth of our direct sourcing and specialty pharmacy businesses, the addition of acute and alternate-site GPO members, the ramp-up of those newer GPO members, and deeper penetration of existing members’ supply spend.

To emphasize Susan’s earlier comments, we believe that the nature of our contracted SaaS business in Performance Services, combined with the deep and long-standing engagement with our members on the Supply Chain Services side of our business, provides us with high visibility into our expected results. For 2014 in particular, given our reorganization and IPO, this visibility enabled us to maintain confidence in both our goals for this fiscal year and in our longer-term growth expectations.

With that, I’ll turn the call back over to Susan.

Susan DeVore – Premier, Inc. - President & CEO

So, with that — thank you, Craig. Operator, we’d now like to open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Your first question is from the line of Lisa Gill with JPMorgan.

Mike Minchak - JPMorgan - Analyst

Thanks, it’s actually Mike Minchak in for Lisa. Just a couple of questions. First, with respect to the net admin fees, you talked about the ramp there based on the new business that you brought on. Can you talk about what you’re expecting there in terms of what normalized growth rate looks like and how long you think it’s going to take to ramp up to that range?

Craig McKasson - Premier, Inc. - CFO

Yes. As Susan mentioned and as we talked about, our net admin fees were flat for the quarter. And as we described, that does reflect the lag in conversions relative to loss of volume from members. The conversion process does take some time, so it results in a gradual revenue ramp up. The fee gap that was created by a revenue loss associated with members who chose not to participate in the reorganization and the ramp-up of those new members is beginning to close. So, we are actually pleased that we have been able to hold net admin fees steady, particularly in light of the hospital utilization trends that we talked about. And we expect to see growth improve in the second half of the year.

Mike Minchak - JPMorgan - Analyst

Okay. Great. And then just on the Supply Chain Services side, as well. The growth in specialty and direct sourcing in the quarter was impressive. Just wondering if you can talk about the composition of growth in the specialty side? Is it an increase in the number of customers you’re seeing signing up for that offering, or is it greater purchasing from existing customers?

Susan DeVore - Premier, Inc. - President & CEO

It’s both. So, on the specialty pharmacy side we have new members and we also have, once we get a new member, a ramp-up period in the specialty pharmacy business. The same is true on the direct sourcing business. It’s new members and the ramp-up of the purchase of those commodity products.

Mike Minchak - JPMorgan - Analyst

Great. Thanks for the comments.

Operator

Your next question is from the line of Robert Willoughby with Bank of America Merrill Lynch.

Robert Willoughby — Bank of America Merrill Lynch - Analyst

Hi, Susan and Craig. You touched on it with a comment, I think, on the strong acute volume despite the weak utilization trends continuing. Are these customers purchasing more through you now that they’re holders of the public equity? Is that incentive in place now, or is it too early to tell if their behavior is changing for that reason or is there another reason in your mind why your experience is a bit stronger than the utilization would imply?

Susan DeVore — Premier, Inc. - President & CEO

Yes and No. What I would say is that their decisions around usage of contract are really to drive their own costs down. And so while we track utilization, what we are seeing is penetration of our contracts in the acute care setting and in the alternate site setting, and it is really driven because they all have significant cost imperatives, and they’re looking for savings both from our direct sourcing business and from our GPO portfolio. We do not see utilization really affecting the penetration levels. It really is this drop off of members who did not come with us into the reorganization and IPO versus the new member ramp up.

Robert Willoughby — Bank of America Merrill Lynch - Analyst

Do you give, Susan, any metrics on just contract compliance? What maybe the average experience is? I would imagine that does tick higher over time.

Susan DeVore — Premier, Inc. - President & CEO

When we were on the road show, Bob, we talked about the way we look at contract penetration, which is really by portfolio. So, we have a high-compliance portfolio and then we have big categories. We are thinking through the metrics we’ll report out on an annual basis, but I would say that our field teams are focused everyday on how do we drive the penetration of our contracts and all settings to lower costs.

Robert Willoughby — Bank of America Merrill Lynch — Analyst

Okay. And I had envisioned you putting cash to work maybe more quickly after the IPO. I know it’s been like a quarter and a half or so, but can you speak to the pipeline? Could you step up some activity here? Would you envision any larger deals potentially happening in second half?

Craig McKasson - Premier, Inc. - CFO

Yes. Robert, this is Craig. Great question. We definitely, as I mentioned, have a very active pipeline. We’re looking at a number of things and, as Susan discussed, we’re very open to both smaller acquisitions, as we have continued to do historically, and larger acquisitions, and so we are hopeful that we will have something to talk to you about in the future.

Susan DeVore — Premier, Inc. - President  & CEO

And we told everybody we have a very disciplined process and framework for evaluating acquisitions and figuring out how to test them and then how to scale them. So, we have a lot of activity in that area.

Robert Willoughby — Bank of America Merrill Lynch - Analyst

Okay. Maybe lastly, Craig, you mentioned some restatements would be forthcoming. Are these the full financial statements? Will there be footnotes, anything, meaningful change in the footnotes, or is it strictly just the balance sheet and modest tweak to the GAAP earnings number?

Craig McKasson — Premier, Inc. - CFO

Yes. To clarify, Bob, we are updating and restating the pro forma balance sheet and pro forma GAAP EPS line that was in the pro forma financials. It is not a restatement of our historical actual financial results. And so there is a footnote in the first quarter 10-Q for the period ended September 30, 2013, that includes that pro forma information. That is what will be updated in the amended 10-Q.

Robert Willoughby — Bank of America Merrill Lynch - Analyst

Okay. Thank you very much.

Operator

Your next question is from the line of Jamie Stockton with Wells Fargo.

Jamie Stockton - Wells Fargo Securities - Analyst

Good evening. Thanks for taking my questions. I guess maybe just on population health, you guys have talked about this new data warehouse platform with analytics that you have been incubating for a couple of years. Can you give us a sense for what portion of hospitals you think have actually made decisions on that front today, just at a very high level?

Susan DeVore — Premier, Inc. - President & CEO

That is a great question, Jamie. What I would say is that many, many of our health systems have been focused first around electronic health records and getting to meaningful use. And they are now turning their attention to looking at the multi-millions they are going to need to spend to get real data intelligence and insight, meaning data warehousing. And they are looking at the numbers of FTEs and the capital costs required to build that themselves. So, I can’t give you any hard and fast numbers, but I would say big IDNs are certainly down this path, and all are going to have to figure out how to connect data to change the way care is delivered. So, I think it’s the next big wave of capital spend in technology for a lot of our health systems.

Jamie Stockton - Wells Fargo Securities - Analyst

It seems like the big IDNs have historically, if they’ve done something from a data warehouse standpoint, they’ve built it themselves. Are you seeing an indication from some of your existing clients, either on the Supply Chain Services or Performance side, that they’re willing to start to migrate to more of a commercial solution from a data warehouse standpoint?

Susan DeVore - Premier, Inc. - President & CEO

Yes. It is a great question, Jamie. It is exactly why we formed the data alliance collaborative, because in the data alliance collaborative we had a couple that had built their own and then we had some that were interested in buying it as a service. And all of them were interested in having common data models so that they could share data assets. And so what I would say is we have some, like Catholic Health Partners and Fairview and Bay State, that are using it as a service today. They’re sort of our first three roll outs and then we have a few others that are in the data alliance that have built their own. And I think both will occur in the marketplace. But we think an important trend is the capital costs associated with building their own, and then the talent required and all the data mining, cleansing, normalizing, standardizing, and comparing. That takes a lot of time and effort and we’ve been doing it for years. So, we think there will be a lot of interest in buying that as a service.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Jeff Garro with William Blair.

Jeff Garro - William Blair & Company - Analyst

Good afternoon. Thanks for taking the questions. I wanted to follow up on Jamie’s question on PremierConnect Enterprise. I was looking to see if there are any specific sales and marketing plans for this that differ from the rest of your portfolio and how long you expect the sales cycle to be?

Susan DeVore — Premier, Inc. - President & CEO

We do have a specific launch and marketing and sales program around PremierConnect Enterprise, with all of the materials and targeting that goes with that. It does tend to be a little bit of a lengthy sales cycle because these are big decisions that health systems are making. We, in a disciplined way, built the launch and the timing for general availability to our members after we worked on this for a couple of years in the data alliance collaborative. So, we are full force in the marketing and sales mode for the enterprise data warehousing.

Jeff Garro - William Blair & Company - Analyst

Good to hear. The follow-up would be, so given the stage you’re at, how quickly can you implement a contract after signing one? How long will that implementation period be? And given the scalability you talked about with PremierConnect Enterprise, is there a way for clients to start small and build up, and do you also have the kind of financial relationship build-up gradually over time?

Susan DeVore — Premier, Inc. - President & CEO

Yes. We think it generally takes probably 6 to 12 months in a sales cycle and then the ramp-up time varies depending on the IDN or health system and where they are, but ramp up is actually pretty quick, in a two- to three-month timeframe. And now that we’ve done it in these couple of places, and we’re doing it hopefully in a few more big IDNs, we will be able to really streamline that process.  We started small and it will build. But I think one of the advantages we have is that for 20 years we’ve been taking data from every transactional system, every vendor, every payer, and so that ability to see every data pattern out there, we’ve been doing for a long time.

Jeff Garro - William Blair & Company - Analyst

Great. And then one just last one. Can you remind us what the split is going to be between recurring revenue and one-time revenue as your clients adopt this PremierConnect Enterprise product?

Craig McKasson — Premier, Inc. - CFO

We sell that as software-as-a-subscription, and so any implementation is bundled into the subscription over the term. So, unless we do separate advisory service wraparound components, it would be embedded in the subscription component of the offering.

Jeff Garro - William Blair & Company - Analyst

Great. Thanks again for taking the questions, guys.

Operator

Your next question comes from the line of Michael Cherny with ISI Group.

Michael Cherny - ISI Group - Analyst

Good afternoon, guys and hopefully the snow’s not too bad. It’s pretty bad up here in New York, too.

Susan DeVore  — Premier Inc - President & CEO

Yes. It’s bad here for us. We are not used to it.

Michael Cherny  — ISI Group - Analyst

Well, drive safely. I know it can be tough. Obviously, it’s been a whirlwind few months for you guys coming public. I assume that the conversations you had with your customers, particularly large ones you’ve had with them, as well as potential prospects about what your business now is as a public entity versus a private. Maybe give us any color on what that means for the competitive dynamics in the market. How have both your existing customers as well as new prospects responded to you as a public company? Have there been any changes, and have you seen any churn in the customer base, or particularly new wins post the IPO?

Susan DeVore — Premier, Inc. - President & CEO

Yes. A lot of questions in there. I think what I would say, generally, is we historically always had very much an execution focus. So, I don’t think our existing customers or new customers are experiencing much different in terms of how we manage the business, how we run the business. I do think that our members, and also potentially new members, do think that we have access to capital and can accelerate some of the investments and infrastructure that they might need to make, and we can share those in a scalable way. So, I think they’re very encouraged by that. I also think that our members are very much in need of connected and integrated data. So, they see now more than ever the connection between supply chain and performance services and cost and quality. As to the question of new members and the question of maybe cross selling, when I look at the largest 12 transactions that occurred over the quarter, six of them involved members who are using both Supply Chain Services and Performance Services, and four of them involved Performance Services now being used by folks who were previously only on the Supply Chain side of the business. And when I describe the Greater New York relationship, that’s the first time that Greater New York, a large network member, has engaged with us in population health management kinds of services. So, we are seeing a real attractiveness to this integrated set of solutions.

Michael Cherny - ISI Group - Analyst

Thanks. That’s helpful. And then maybe diving in back a bit to the utilization question a different way, just because obviously there’s been so many questions of comparisons recently both near-term and temporal because of this lovely weather that’s hitting the entire country, and then longer term as you think about rollout of the Affordable Care Act and new lives coming in the system. So, as you think about positioning the business and preparing for that change in utilization, particularly the up-tick in utilization as we get more covered lives, what are your expectations in terms of what ACA could do for the business? And how are you targeting specifically some of those lives? Is it just through your existing customer relationships or is this also part of that compliance comment you made earlier?

Susan DeVore — Premier, Inc. - President & CEO

Again, Michael, lots of questions in one question. The exchanges were supposed to bring on 9 million, then it was 7 million, then it’s 6 million, now it’s 3 million and they’re saying it’s not the right mix. So I think I would say our health systems are wary of that growth potential. We have half of the states who have not expanded Medicaid, half who have. So, I think it will vary by geography. And I think that the cost pressures and the reimbursement cuts have continued.  So, cost reduction is really the driver of our members and they’re not counting on that increased utilization. They’re seeing flat utilization trends, and our data would indicate that as well. They’re seeing big expansion in ambulatory and outpatient. That speaks to, I think, the movement toward population health. And so, as we look at all of these trends we think cost reduction, safety improvement, quality improvement, population health and integrated data will be things they all need, regardless of how the exchanges play out or the different forms of reform that get implemented.

Michael Cherny - ISI Group - Analyst

Great. Thanks for all the color.

Operator

And this concludes our question-and-answer session. I’d like to turn the conference back over to Susan DeVore for any closing remarks.

Susan DeVore — Premier, Inc. - President & CEO

Thanks so much, Operator. So, before we end the call, I’d like to leave you with three last thoughts.

First and foremost, Premier is transforming the healthcare industry and we’re doing it from the inside out. Today’s health systems are facing massive challenges and they need to find new and innovative ways to reduce costs, improve quality, improve safety, and produce better outcomes. Premier is culturally, strategically, operationally, and financially positioned to play the leadership role in addressing those challenges.

Second, we have multiple revenue drivers. I hope I explained it clearly on the call. We’re providing data-driven integrated solutions across the spectrum, attacking all those same pressing issues — cost, delivery and payment model changes, and population health management.

And, third and last, we’re just doing the right thing. Our mission hasn’t changed. Our mission continues to be to improve the health of communities. And we’re driving solutions that we believe will generate cost savings and quality improvements for our members. It will generate multiple growth opportunities for Premier and lasting and long-term value for our shareholders for years to come.

So, on behalf of the entire management team at Premier, Craig, and myself, I want to thank you for spending the time with us this evening and I look forward to talking to you again.

Thank you, Operator. You may end the call.

Operator

The conference is now included. Thank you for attending today’s presentation. You may now disconnect.

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